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                                                                     EXHIBIT 2.2
                                                                       EXHIBIT A

                    AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

         Amendment No. 1, dated as of March 12, 2001 (this "Amendment"), between Flowers Industries, Inc. ("Flowers Industries") and Flowers Foods, Inc. ("Flowers Foods").

         WHEREAS, Flowers Industries and Flowers Foods are parties to that certain Distribution Agreement dated as of October 26, 2000 (the "Distribution Agreement");

         WHEREAS, pursuant to that certain Indenture, dated as of April 27, 1998 (the "Indenture"), between Flowers Industries and SunTrust Bank (formerly known as SunTrust Bank, Atlanta), as Trustee, Flowers Industries issued $200,000,000 in aggregate principal amount of its 7.15% Debentures due 2028 (the "Debentures");

         WHEREAS, Flowers Industries intends to commence an offer to purchase any and all of the outstanding Debentures (as such tender offer may hereafter be amended from time to time with the prior written consent of Kellogg Company ("Kellogg"), and any transaction contemplated by or undertaken in connection with such tender offer, the "Tender Offer") pursuant to a Debenture Tender Agreement, dated as of March 12, 2001, by and among Flowers Industries, Flowers Foods and each of the parties listed on the signature page thereto (the "Debenture Tender Agreement");

         WHEREAS, the parties hereto desire to amend the Distribution Agreement in connection with the Tender Offer; and

         WHEREAS, the parties hereto desire to amend and restate Section 4.03 of the Distribution Agreement to clarify the meaning of Section 4.03 of the Distribution Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Defined terms used but not defined herein shall have the respective meanings assigned to them in the Distribution Agreement.

         2. The following definition is hereby added to Section 1.01 of the Distribution Agreement: ""TENDER OFFER" shall mean Tulip's offer to purchase any and all of its issued and outstanding 7.15% Debentures due 2028 commenced pursuant to the Debenture Tender Agreement and any transaction contemplated by or undertaken in connection with such tender offer or the Debenture Tender Agreement, which tender offer shall not be extended, supplemented or otherwise amended without the prior written consent of Parent.""

         3. The following definition is hereby added to Section 1.01 of the Distribution Agreement: ""DEBENTURE TENDER AGREEMENT" shall mean the Debenture Tender Agreement, dated as of March 12, 2001, by and among Tulip, Spinco and each of the parties listed on the signature page thereto.""

         4. The definition of "Company Debt" is hereby amended by adding the following as the last sentence thereof: "Notwithstanding anything to the contrary, in addition to Tulip's 7.15% Debentures due 2028 that are not tendered pursuant to the Tender Offer, "COMPANY



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DEBT" shall include the principal amount of any of Tulip's 7.15% Debentures due
2028 that are (i) not accepted for payment pursuant to the Tender Offer for any reason prior to 4:00 p.m. on the date the Merger Effective Time occurs or (ii) accepted for payment pursuant to the Tender Offer, but not paid for, as evidenced by wire transfer confirmation, prior to 4:00 p.m. on the date that the Merger Effective Time occurs.

         5. The last sentence of the definition of "Parent-Directed Transactions" is hereby replaced in its entirety by the following: "For the absence of doubt, neither the Distribution, the Restructuring, the Tender Offer, the Merger, the ELF Merger or any transaction undertaken in anticipation thereof shall be considered a Parent-Directed Transaction."

         6. The definition of "Spinco Group Liabilities" is hereby amended by adding the following as the last sentence thereof: "Notwithstanding anything to the contrary, "SPINCO GROUP LIABILITIES" shall include all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, relating to, arising out of or resulting from the Tender Offer.

         7. Section 4.03 of the Distribution Agreement is hereby replaced in its entirety by the following: "If an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a third party in compensation for a specific Liability giving rise to indemnification hereunder (other than Insurance Proceeds or other amounts from a third party in compensation for a specific Liability or Liabilities giving rise to indemnification hereunder above $750,000 in the aggregate received by the Tulip Indemnitees pursuant to insurance policies or other agreements entered into to protect against nonperformance of the obligations of Spinco under Section 4.01 of this Agreement) (i) at any time subsequent to the actual receipt of a payment in full of indemnification of such Liability hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received or (ii) at any time prior to the receipt of any indemnification payment in respect of such Liability hereunder, then the indemnification to be paid under Section 4.01 or 4.02 shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received. Notwithstanding this Section 4.03, (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under the Merger Agreement or any Distribution Document or (ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds."

         8. Section 8.03(b) and (c) of the Distribution Agreement are hereby replaced in their entirety with the following: "(b) the Restructuring or the Tender Offer, (c) any transaction undertaken in anticipation of the Distribution, the Restructuring or the Tender Offer,".

         9. In satisfaction of its obligations under Section 4.01 of the Distribution Agreement and in recognition that the aggregate Merger Consideration (as defined in the Merger Agreement) includes an amount equal to the purchase price to be paid for the Debentures in the Tender Offer, Flowers Foods hereby agrees (i) to pay for all Debentures tendered in the Tender Offer not later than the date that the Merger Effective Time occurs, subject to the terms and condi-


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tions of the Debenture Tender Agreement, and (ii) that all expenses and costs incurred in connection with the Tender Offer or Debenture Tender Agreement shall be for the account of Flowers Foods and shall be paid by Flowers Foods.

         10. (a) Neither Flowers Foods nor Flowers Industries shall amend or waive any provision of the Debenture Tender Agreement, or distribute any offer to purchase or related letter of transmittal in connection with the Tender Offer, without the prior written consent of Kellogg.

                  (b) The Tender Offer shall be made by Flowers Industries pursuant to an offer to purchase and related letter of transmittal, drafts of which will be provided to counsel for Kellogg for prior review and comment.

                  (c) Flowers Foods and Flowers Industries shall promptly notify Kellogg of any communication from any of the parties to the Debenture Tender Agreement and permit Kellogg to review in advance any proposed written communication to any of the foregoing and to accept all reasonable additions, deletions or changes suggested by Kellogg in connection therewith.

         11. Except as expressly modified by this Amendment, the Distribution Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Distribution Agreement shall be deemed to be a reference to the Distribution Agreement as modified by this Amendment.

         12. Subject to the provisions of the Georgia Business Corporate Code applicable to the Distribution, this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws and rules thereof.

         13. This Amendment may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.


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         IN WITNESS WHEREOF, the undersigned parties have duly executed this
Amendment as of the date first written above.

                                       FLOWERS INDUSTRIES, INC.



                                       By: /s/ G. Anthony Campbell
                                          --------------------------------------
                                          Title: G. Anthony Campbell
                                          Name: Secretary and General Counsel

                                       FLOWERS FOODS, INC.



                                       By: /s/ G. Anthony Campbell
                                          --------------------------------------
                                          Title: G. Anthony Campbell
                                          Name: Secretary and General Counsel


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